UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

713/375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on Friday, May 25, 2007

PLACE	The Crystal Ballroom at the Post Rice Lofts 909 Texas Avenue Houston, Texas 77002

ITEMS OF BUSINESS	• To elect three Class III members of the Board of Directors to serve until the 2010 annual meeting of stockholders.
• To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2007 fiscal year.
• To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on March 27, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or, in certain cases, by voting on the Internet or by telephone. See details under the heading “How do I vote if I am a stockholder of record?” or “How do I vote if I am a beneficial owner?”.

BY ORDER OF THE BOARD OF DIRECTORS

Anne V. Vaughan Corporate Secretary

April 16, 2007

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

713/375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2007 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on May 25, 2007, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2006 Annual Report with the Form 10-K for the year ending December 31, 2006 are being mailed starting April 16, 2007.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock as of March 27, 2007, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of March 27, 2007, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on March 27, 2007, are entitled to receive this Notice and to vote their shares at the Meeting. As of that date, there were 56,105,761 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, U. S. Stock Transfer Corporation, you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2006 Annual Report on Form 10-K for the year ending December 31, 2006 have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2006 Annual Report on Form 10-K for the year ending December 31, 2006 have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

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How do I vote if I am a stockholder of record?

You may vote either by mail or in person.

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

If the prepaid envelope is missing, please mail your completed proxy card to Cheniere Energy, Inc., c/o U. S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204.

In Person at the Meeting

All stockholders of record on March 27, 2007 may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person.

How do I vote if I am a beneficial owner?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the enclosed proxy card and return it in the prepaid envelope. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board of Directors.

By Telephone or on the Internet

The availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In Person at the Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. You must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding questions.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m., at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder

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of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent accountants, even if the broker does not receive voting instructions from you.

Each nominee for director will be elected if the votes for the nominee exceed the votes against the nominee. Abstentions are not counted either for or against the nominee.

Ratification of Ernst & Young LLP as our independent accountants will require approval by a majority of shares represented in person or by proxy and entitled to vote at the Meeting. Abstentions with respect to ratification of Ernst & Young LLP as independent accountants will have the same effect as a vote against the ratification but will have no effect with respect to the election of directors.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2006 Annual Report on Form 10-K for the year ending December 31, 2006, on the Internet?

The Proxy Statement, including the Notice of Annual Meeting, and the Form 10-K for the year ending December 31, 2006 are available on our website at www.cheniere.com.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired The Altman Group to solicit proxies. We will pay The Altman Group a fee of $6,000, plus expenses, for these services.

Who will count the vote?

Representatives of our transfer agent, U. S. Stock Transfer Corporation, will tabulate the votes.

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PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes. At the Meeting, Vicky A. Bailey, David B. Kilpatrick and J. Robinson West will be nominated to serve as Class III directors. Each nominee, if elected, will hold office until the 2010 annual meeting of stockholders or until his or her successor is duly elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the three nominees as Class III directors of the Company, to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of Directors of the Company. Each of the Class III directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	54	Director, Chairman of the Board of Directors and Chief Executive Officer	I

Walter L. Williams	1996	79	Director and Vice Chairman of the Board of Directors	I

Keith F. Carney	2001	50	Director	I

Nuno Brandolini	2000	53	Director	II

John M. Deutch	2006	68	Director	II

Paul J. Hoenmans	2001	74	Director	II

Vicky A. Bailey	2006	54	Director	III

David B. Kilpatrick	2003	57	Director	III

J. Robinson West	2004	60	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board of Directors and Chief Executive Officer. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005. From June 1999 to December 2002, he was chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the industry and has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, chairman of the board and chief executive officer of Cheniere Energy Partners GP, LLC (“Cheniere Energy Partners”), a wholly-owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P., a publicly-traded limited partnership that is constructing the Sabine Pass LNG receiving terminal in which the Company has approximately a 92% equity interest. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams has served as Vice Chairman of the Board of Directors since June 1999. He served as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams is also a director of Cheniere Energy Partners. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. He has served as a director and member of the Executive Committee of the Board of the Houston Museum of Natural Science.

Vicky A. Bailey is a member of our Audit Committee, Compensation Committee and Section 162(m) Subcommittee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, DC. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, DC from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc, the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey is currently serving as a director of Equitable Resources, Inc., an integrated energy company. She received a B.S. in industrial management from Purdue University.

Nuno Brandolini is a member of our Audit Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company. Prior to forming Scorpion Capital and its predecessor firm Scorpion Holding, Inc. in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Solomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board of Directors, Chairman of the Compensation Committee and a member of the Audit Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A.-Finance from the University of Denver in 1992.

John M. Deutch is a member of our Audit Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. He also serves as a director for Citigroup, Cummins, Raytheon and, until April 2007, Schlumberger Ltd. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

Paul J. Hoenmans is a member of our Audit Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. Hoenmans retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact.

From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and producing division, with worldwide responsibility for upstream operations. Mr. Hoenmans has held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. Mr. Hoenmans has served as a director of Xpronet, Inc., Veba Oel AG and Talisman Energy, Inc. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Audit Committee and a member of the Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. Mr. Kilpatrick serves as Chairman of the Board of publicly-traded PYR Energy Corporation and as a director of Whittier Energy Corporation. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

J. Robinson West is a member of our Audit Committee, Compensation Committee and Section 162(m) Subcommittee. Mr. West is the founder and Chairman of the Board of PFC Energy, a consulting business covering all aspects of the oil, gas and power business. Prior to founding PFC in 1984, Mr. West served as the Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for U.S. offshore oil policy. He is currently a member of the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art. Mr. West serves on the board of directors of Key Energy Services, Inc. and Lambert Energy Advisory. He received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the American Stock Exchange (“AMEX”) independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The AMEX independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current year or any of the past three fiscal years, other than compensation for Board services, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or by any parent or subsidiary of the Company, among other exceptions;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is or has an immediate family member who is, a partner in, a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

At the Board meeting held on March 30, 2007, the Board determined that each of the non-employee directors is independent, and no non-employee director has a relationship that may interfere with the exercise of his or her independent judgment. Mr. Souki and Mr. Williams are not independent because each is an executive officer of the Company.

Director Nominations

We consider suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. We do not have an official nominating committee and do not have a nominating committee charter. We believe that obtaining input from all independent directors in connection with nominations to the Board of Directors enhances the nomination process. The independent directors evaluate potential nominees by reviewing their qualifications, through direct contact and interviews and reviewing such other information as may be deemed relevant. A majority of directors who meet the independence standards of the AMEX listing standards and the rules and regulations of the SEC recommend director nominees to the full Board of Directors. The entire Board of Directors then selects and recommends the director nominees for stockholders to consider and vote upon at the annual stockholders’ meeting. The Board of Directors reviews and considers candidates submitted by stockholders or stockholder groups in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. Such stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit and Compensation Committees. Members of the Audit and Compensation Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2006, the Company’s Board of Directors held ten meetings. Each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2006 annual meeting of stockholders, all members of the Board of Directors were present.

Audit Committee

The Audit Committee’s members at December 31, 2006 were: David B. Kilpatrick, Vicky A. Bailey, Nuno Brandolini, Keith F. Carney, John M. Deutch, Paul J. Hoenmans and J. Robinson West. Mr. Kilpatrick served as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the AMEX’s listing standards and by the SEC, and the Board has determined that Mr. Brandolini and Mr. Carney are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee held four meetings during the fiscal year ended December 31, 2006.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

—	the integrity of the Company’s financial statements,

—	the qualifications, independence and performance of our independent accountants,

—	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures,

—	the performance of our audit and accounting processes generally and

—	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Compensation Committee

The Compensation Committee’s members at December 31, 2006 were: Keith F. Carney, Vicky A. Bailey, Nuno Brandolini, John M. Deutch, Paul J. Hoenmans, David B. Kilpatrick and J. Robinson West. Mr. Carney served as Chairman of the Compensation Committee. Each Compensation Committee member has been determined by the Board to be free from any relationship that in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Compensation Committee. Each member of the Compensation Committee is a non-employee director as defined in the rules and regulations of the SEC. Each member of the Compensation Committee also meets the independence requirements of the AMEX. The Compensation Committee held ten meetings during 2006. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to each of a company’s five highest paid executives. However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company,

•	be former employee of the company who is receiving compensation for prior services,

•	be an officer or former officer of the company or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney, the Chairman of the Compensation Committee, is a former officer of Cheniere and, as such, is not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except for Mr. Carney was created. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee held three meetings during 2006.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period;

•	approving performance-based compensation, if any, after the end of the performance period;

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations;

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans; and

•	reviewing and recommending to the Board compensation of non-employee directors.

Compensation Committee Interlocks and Insider Participation

Mr. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)(2)
Vicky A. Bailey(3)	$50,000	$ 956	$532,203	—	—	—	$583,159
Nuno Brandolini(4)	—	$88,287	$0	—	—	—	$ 88,287
Keith F. Carney(5)	—	$97,563	$0	—	—	$5,548	$103,111
John M. Deutch(6)	—	$ 956	$404,785	—	—	—	$405,741
Paul J. Hoenmans(7)	—	$88,287	$0	—	—	—	$ 88,287
David B. Kilpatrick(8)	—	$97,563	$0	—	—	—	$ 97,563
J. Robinson West(9)	—	$88,287	$0	—	—	—	$ 88,287

(1)	Charif Souki and Walter L. Williams are executive officers of the Company and do not receive additional compensation for service as directors.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). For discussion of valuation assumptions, see footnote 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.
(3)	Ms. Bailey was granted 25,000 stock options and 2,362 shares of restricted stock in 2006 with a grant date fair value of $532,203 and $66,656, respectively. As of December 31, 2006, she held a total of 25,000 stock options and 2,362 shares of restricted stock.
(4)	Mr. Brandolini was granted 4,725 shares of restricted stock in 2006 with a grant date fair value of $133,340. As of December 31, 2006, he held a total of 9,037 shares of restricted stock.
(5)	Mr. Carney was granted 5,670 shares of restricted stock in 2006 with a grant date fair value of $160,007. As of December 31, 2006, he held a total of 10,444 shares of restricted stock. Mr. Carney also had use of an office and parking during 2006. The pro rata amount of office lease expense related to that space was approximately $3,600 and the parking expense was approximately $2,000.
(6)	Mr. Deutch was granted 25,000 stock options and 2,362 shares of restricted stock in 2006 with a grant date fair value of $404,785 and $66,656, respectively. As of December 31, 2006, he held a total of 25,000 stock options and 2,362 shares of restricted stock.
(7)	Mr. Hoenmans was granted 4,725 shares of restricted stock in 2006 with a grant date fair value of $133,340. As of December 31, 2006, he held a total of 9,037 shares of restricted stock.
(8)	Mr. Kilpatrick was granted 5,670 shares of restricted stock in 2006 with a grant date fair value of $160,007. As of December 31, 2006, he held a total of 100,000 stock options and 10,444 shares of restricted stock.
(9)	Mr. West was granted 4,725 shares of restricted stock in 2006 with a grant date fair value of $133,340. As of December 31, 2006, he held a total of 50,000 stock options and 9,037 shares of restricted stock.

During the fiscal year ended December 31, 2006, the Board of Directors approved compensation, payable as of December 15, 2006, of $100,000 to non-employee directors for service for the period from May 2006 through May 2007. The Board also awarded the chairman of the Audit Committee and the chairman of the Compensation Committee additional compensation of $20,000 for the additional time required to perform their responsibilities. The Board of Directors approved compensation, payable as of December 15, 2006, for Mr. Deutch of $50,000 for his term of board service from December 15, 2006 through May 2007. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts in restricted stock, in cash, or 50% in cash and 50% in restricted stock. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported on AMEX on December 15, 2006 ($28.22), discounted by 25% ($21.17). A discount was applied to recognize the inherent risk in holding stock over the three-year vesting period in a developing company with a limited operating history. One-third of the restricted stock vests on each anniversary of the date of grant beginning on December 15, 2007.

When an individual is initially elected as a director, it is the Board’s practice to grant 25,000 fully vested stock options with a term of ten years. Ms. Bailey and Mr. Deutch each received 25,000 fully vested stock options with a term of ten years upon election as a director. The exercise price for Ms. Bailey’s stock options is

$40.27, the closing price of the Company’s common stock as reported on AMEX on March 29, 2006, the date of her election as a director. The exercise price for Mr. Deutch’s stock options is $28.22, the closing price of the Company’s common stock as reported on AMEX on December 15, 2006, the date of his election as a director. In addition to the compensation described above, Ms. Bailey received cash compensation of $25,000 for the term of board service from March 29, 2006, the date she was elected as a director, through May 2006.

PROPOSAL 2—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

The Audit Committee has engaged Ernst & Young LLP (“E&Y”) to serve as the Company’s independent accountants for the fiscal year ending December 31, 2007. UHY LLP (“UHY”), who served as our independent accountants for the fiscal year ending December 31, 2006, was dismissed as the independent accountants for the Company on March 1, 2007. None of the reports of UHY on the Company’s financial statements for either of the past two years or any subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and any subsequent interim period preceding UHY’s dismissal, there were no disagreements between the Company and UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During our two most recent fiscal years or subsequent interim periods we have not consulted with E&Y regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did E&Y provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with E&Y on any matter that was the subject of a disagreement or a reportable event.

We anticipate that representatives of E&Y and UHY will participate in the annual meeting of stockholders and may make a statement if they desire to do so, and they will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 15, 2007, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	54	Chairman and Chief Executive Officer

Walter L. Williams	79	Vice Chairman

Stanley C. Horton	57	President and Chief Operating Officer

Jean Abiteboul	56	Executive Director, Cheniere LNG Services S.A.R.L.

David B. Gorte	53	Senior Vice President and Chief Risk Officer

Jonathan S. Gross	48	Senior Vice President—Exploration

Zurab S. Kobiashvili	64	Senior Vice President and General Counsel

Keith M. Meyer	49	Senior Vice President—Marketing

Don A. Turkleson	52	Senior Vice President and Chief Financial Officer

Stuart J. Wagner	50	Senior Vice President—Corporate Development

R. Keith Teague	42	Vice President—Pipeline Operations

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Walter L. Williams is currently Vice Chairman of the Board of Directors. Further information regarding Mr. Williams is provided above under “Director Biographies.”

Stanley C. Horton is currently President and Chief Operating Officer. Mr. Horton has over 30 years of experience in the natural gas and energy industry. From November 2004 to April 2005, when he joined the Company, Mr. Horton served as President and Chief Operating Officer of Panhandle Energy, an owner and operator of 18,000 miles of interstate pipelines and the Lake Charles LNG receiving terminal. From June 2003 until November 2004, he was President and Chief Executive Officer of CrossCountry Energy, which holds interests in and operates natural gas pipeline businesses. From 1997 to June 2003, Mr. Horton was Chairman and Chief Executive Officer of Enron Transportation Services which had responsibility for all of Enron’s North American interstate natural gas pipeline and transmission line companies. Mr. Horton was Chairman and Chief Executive Officer of EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., prior to the bankruptcy filings of those entities in October 2002. Mr. Horton currently serves on the Board of Directors for the Interstate Natural Gas Association of America and was its Chairman in 2001. Mr. Horton currently serves as a director, president and chief operating officer of Cheniere Energy Partners. He also has chaired the Gas Industry Standards Board (2000) and the Natural Gas Council (2002). He previously served on the Board of Directors of Portland General Electric, an electric utility, and the Board of Directors of Elektro Eletricidade e Serviços S.A., a local electricity distribution company in Sao Paulo, Brazil. Mr. Horton received a B.S. in finance from the University of Florida and an M.S. from Rollins College.

Jean Abiteboul has served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly-owned subsidiary of the Company, since February 2006 and as a member of the Company’s executive committee since

August 2006. From 1975 until February 2006, he held different positions within Gaz de France, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Universite de Lyon.

David B. Gorte has served as Senior Vice President and Chief Risk Officer since August 2006. From March 2002 to January 2005, he served as Managing Director and Chief Risk Officer of the Enron Corp. bankruptcy estate and, from June 1999 to March 2002, Vice President, Risk Assessment and Control of Enron Corp. From 1979 to 1999, Mr. Gorte held a variety of financing origination, financing distribution, and risk management roles at three large U.S. financial institutions. Mr. Gorte received a B.A. from Carleton College, an M.B.A. from Columbia University, and an M.P.A. from the University of Texas at Austin.

Jonathan S. Gross has served as Senior Vice President—Exploration since May 2004. Prior to that time, he served as Vice President—Exploration, beginning in October 2000. He served as Technology Manager from June 1999 through October 2000. Mr. Gross began his career in 1981 with Amoco Production Company as an exploration geophysicist. While at Amoco, he held senior technical positions in both domestic and international basins. In 1998, he joined Zydeco Energy, Inc., where he served as economist, exploration risk specialist and project manager. Mr. Gross received a B.A. in geology from the University of Chicago, and he is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Houston Geological Society.

Zurab S. Kobiashvili joined the Company in 2004 as Senior Vice President and General Counsel. Prior to joining the Company, he was with Apache Corporation, initially as Vice President and General Counsel, beginning in 1994, and then as Senior Vice President and General Counsel. Prior to Apache, he served as an officer and General Counsel of a number of public and private companies. He began his legal career with a New York City-based law firm and holds a B.S. from Brown University and a J.D. from the University of Virginia.

Keith M. Meyer has served as Senior Vice President—Marketing since December 2006. Prior to that time, he was Senior Vice President—LNG from May 2004 and Vice President-LNG from June 2003. He also serves as President of Cheniere Marketing, Inc., a wholly-owned subsidiary of the Company, a position he has held since December 2004. From 2000 to 2003, Mr. Meyer was Vice President of Business Development, LNG and Supply for CMS Panhandle Companies, an interstate natural gas transmission system wholly-owned by CMS Energy, Inc. and owner of Trunkline LNG, an LNG import terminal in Lake Charles, Louisiana. In that capacity, he oversaw all commercial aspects of Trunkline LNG’s activities. Mr. Meyer also served as Executive Director of CMS Energy’s international gas transmission activities. Prior to joining CMS in 1990, Mr. Meyer was with ANR Pipeline Company for 10 years in strategic planning and project development activities, and also served as Vice President of Marketing for the Empire State Pipeline in New York. He received a B.S. in finance from Wayne State University and an M.B.A. from Rice University.

Don A. Turkleson is currently Senior Vice President and Chief Financial Officer. He became a Senior Vice President in May 2004. Mr. Turkleson served as Vice President, Chief Financial Officer, Secretary and Treasurer, beginning in December 1997. He relinquished the position of Treasurer in December 2004 and relinquished the position of Secretary in September 2006. Prior to joining the Company in 1997, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, then as Vice President—Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a certified public accountant in the natural resources division of Arthur Andersen & Co. in Houston, Texas. Mr. Turkleson is currently a director, senior vice president and chief financial officer of Cheniere Energy Partners. Mr. Turkleson received a B.S. in accounting from Louisiana State University. He is a director and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

Stuart J. Wagner joined the Company in April 2007 as Senior Vice President-Corporate Development. Prior to that time he served for 17 years as a founding partner of Petrie Parkman & Co., an energy investment banking firm. Prior to joining Petrie Parkmant & Co., Mr. Wagner was in the energy research department at The First Boston Corporation.

R. Keith Teague has served as Vice President—Pipeline Operations since May 2006 and President of Cheniere Pipeline Company, a wholly-owned subsidiary of the Company, since 2005. He is responsible for the development, construction and operation of the Sabine Pass, Corpus Christi and Creole Trail pipeline assets. Mr. Teague began his career with the Company in 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses that apply in the event of a claim for indemnification.

SECURITY OWNERSHIP

As of the Record Date, there were 56,105,761 shares of common stock outstanding and entitled to vote at the Meeting. Each of these shares is entitled to one vote. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers as set forth in the Summary Compensation Table below, and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock owned of record and beneficially as of April 15, 2007, by each director, nominee for director and named executive officer and by all directors and executive officers of the Company as a group. On April 15, 2007, the directors and executive officers of the Company beneficially owned an aggregate of 6,107,173 shares of common stock (approximately 10.9% of the outstanding shares entitled to vote at the time.)

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	2,847,769	(2)	5.1%
Walter L. Williams	611,039	(3)	1.1%
Don A. Turkleson	575,348	(4)	1.0%
Keith M. Meyer	418,243		*
Keith F. Carney	249,172	(5)	*
Stanley C. Horton	212,118	(6)	*
Paul J. Hoenmans	174,200		*
Nuno Brandolini	169,200	(7)	*
Zurab S. Kobiashvili	138,756	(8)	*
David B. Kilpatrick	137,838	(9)	*
J. Robinson West	59,037	(10)	*
John M. Deutch	30,362	(11)	*
Vicky A. Bailey	27,362	(12)	*
All directors and executive officers as a group (18 persons)	6,107,173	(13)	10.9%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.
(2)	Includes 149,500 shares owned by Mr. Souki’s wife, 1,600,000 shares held indirectly through a trust of which Mr. Souki is the sole beneficiary, and 120,000 shares held by Mr. Souki’s children who share the same household or are economically dependent on Mr. Souki. Some or all of the shares are held in a margin account.
(3)	Includes 10,000 shares owned by Mr. Williams’ wife. All of the shares are held in a margin account.
(4)	Includes 1,075 shares held by Mr. Turkleson’s wife and 60,000 shares held in grantor retained annuity trusts. Some or all of the shares are held in a margin account.
(5)	Some or all of the shares held by Mr. Carney are held in a margin account.
(6)	Includes 75,000 shares issuable upon exercise of currently exercisable stock options and 75,000 shares issuable upon exercise of stock options which become exercisable within 60 days of the date of the filing of this proxy statement held by Mr. Horton.
(7)	Includes 2,000 shares held by Mr. Brandolini’s wife. Some or all of the shares are held in a margin account.
(8)	Includes 1 share issuable upon exercise of currently exercisable stock options and 66,664 shares issuable upon exercise of stock options which become exercisable within 60 days of the date of the filing of this proxy statement held by Mr. Kobiashvili.
(9)	Includes 100,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Kilpatrick.
(10)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. West.
(11)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.
(12)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.
(13)	Includes an aggregate of 459,165 shares issuable upon exercise of currently exercisable stock options and stock options which become exercisable within 60 days of the date of the filing of this proxy statement.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of the common stock as of March 31, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SRM Global Master Fund Limited Partnership	5,246,605	(1)	9.4%
PO Box 309 GT, Ugland House
South Church Street
George Town Grand Cayman
Cayman Islands
Perry Corp.	4,647,486	(2)	8.3%
767 Fifth Avenue
New York, New York 10153
Credit Suisse	3,441,672	(3)	6.1%
40 West 57th Street, 25th Floor
New York, New York 10019
Gandhara Advisors Europe LLP	3,085,039	(4)	5.5%
6th Floor, 65 Curzon Street
London W1J 8PE, England
Orbis Investment Management Limited	2,883,171	(5)	5.2%
34 Bermudiana Road
Hamilton, HM 11, Bermuda
Orbis Asset Management Limited	22,090	(5)	*
34 Bermudiana Road
Hamilton, HM 11, Bermuda

*	Less than 1%

(1)	Information is based on a Schedule 13D/A filed with the SEC by SRM Global Master Fund Limited Partnership (the “SRM Master Fund”) on February 7, 2007. SRM Global Fund General Partner Limited (the “General Partner”) is the general partner of the SRM Master Fund and may be deemed to own 5,246,605 shares by virtue of its position as general manager of the SRM Master Fund. SRM Fund Management (Cayman) Limited (“Investment Manager”) serves as investment manager of the SRM Master Fund and may be deemed to own 5,246,605 shares by virtue of its position as investment manager to the SRM Master Fund. The SRM Master Fund, the General Partner and the Investment Manager each has stated that it has shared voting power and shared dispositive power as to 5,246,605 shares.
(2)	Information is based on a Schedule 13G/A filed with the SEC by Perry Corp. on February 12, 2007. Mr. Richard C. Perry is President and sole stockholder of Perry Corp. Perry Corp. states that it has sole voting power and sole dispositive power as to 4,647,486 shares. The number of shares consists of 3,969,904 shares beneficially owned and 677,582 shares issuable upon conversion of certain of the Company’s convertible notes beneficially owned.
(3)	Information is based on a Schedule 13G/A filed with the SEC by Credit Suisse, on behalf of its Investment Banking division, on February 13, 2007. Credit Suisse states that it has shared voting power and shared dispositive power as to 3,441,672 shares.
(4)	Information is based on a Schedule 13G filed with the SEC by Gandhara Advisors Europe LLP (“Gandhara Advisors”) on October 17, 2006. Gandhara Advisors serves as an investment manager to Gandhara Master Fund Limited (“Gandhara Master Fund”), which owns 3,085,039 shares. Gandhara Advisors may be deemed to own 3,085,039 shares by virtue of its position as investment manager to the Gandhara Master Fund. Mr. Davide Erro is a partner of Gandhara Advisors and may be deemed to beneficially own 3,085,039 shares by virtue of his control over Gandhara Advisors’ business activities. Gandhara Advisors states that it has shared voting power and shared dispositive power as to 3,085,039 shares.
(5)	Information is based on a Schedule 13G filed with the SEC by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”) on March 1, 2007. OIML is the beneficial owner of 2,883,171 shares and OAML is the beneficial owner of 22,090 shares. OIML and OAML state that they have shared voting power as to 64,102 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended by SAS No. 90. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants, as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees). Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

THE AUDIT COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Nuno Brandolini

Keith F. Carney

John M. Deutch

Paul J. Hoenmans

J. Robinson West

INDEPENDENT ACCOUNTANT’S FEES

The following table sets forth the fees billed to the Company by the independent accountants, UHY, for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees	$533,664	$401,360
Audit-Related Fees	4,475	110,698
Tax Fees	—	22,914
All Other Fees	—	—

Total	$538,139	$534,972

Audit Fees—Audit fees for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting of the Company, the quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and the consents and other assistance required to complete the year-end audit of the consolidated financial statements.

Audit-Related Fees—Audit-related fees for the fiscal years ended December 31, 2006 and 2005 were for assurance and related services that traditionally have been performed by UHY and which are reasonably related to the audit of our financial statements but could have been performed by others.

Tax Fees—Tax fees for the fiscal year ended December 31, 2005 were for services related to tax compliance and tax planning.

Other fees—There were no other fees paid to our independent accountants for the fiscal years ended December 31, 2006 and 2005.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to the Company during the fiscal years ended December 31, 2006 and 2005 were pre-approved.

Resignation of Auditor

On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP (“Mann Frankfort”) announced that they were joining UHY. UHY is the independent registered public accounting firm with which Mann Frankfort was previously affiliated. UHY is a legal entity separate from Mann Frankfort.

On August 17, 2006, Mann Frankfort notified us that it had ceased to provide audit services in connection with its transaction with UHY, and accordingly, that it was resigning as our independent accountants on that date. None of the reports of Mann Frankfort on our financial statements for either of the past two years or subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

On August 17, 2006, the Audit Committee engaged UHY as our independent accountants for our fiscal year ending December 31, 2006 and the preceding interim periods. During our two most recent fiscal years or subsequent interim period, we have not consulted with UHY regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did UHY provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with UHY on any matter that was the subject of a disagreement or a reportable event.

During our two most recent fiscal years and any subsequent interim periods, there were no disagreements between us and Mann Frankfort on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mann Frankfort, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Work Performed by Principal Accountant’s Full Time, Permanent Employees

Through December 31, 2006, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

Cheniere is engaged in four business activities: liquefied natural gas (LNG) receiving terminals; natural gas pipelines; LNG and natural gas marketing; and oil and gas exploration and development. We have focused development efforts on three LNG receiving terminal projects and anticipate that our LNG receiving terminal operations will begin to generate operating cash flow once the Sabine Pass LNG receiving terminal commences commercial operation, which we expect to occur in the second quarter of 2008. The development of our various businesses has led to a significant increase in our employee population. We have grown from 63 employees in 2004 to 291 employees as of March 31, 2007.

At this time in our development, it is critical to retain and motivate our current employees, as well as attract new talented personnel to the Company, in order to continue to work toward building and establishing our businesses. We offer a competitive compensation and benefits package to enable us to recruit new employees and retain our current employees. The same benefits are generally available to each of our employees regardless of position.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its goal to be a market leader in the LNG industry. We compete with other large energy companies that have substantially greater resources and enterprise stability than we have and, therefore, we believe that we must provide a total compensation package that is above the median to attract and retain the required executive personnel. In addition, because we are a developing company, we emphasize the use of equity over cash as a compensation incentive. Our compensation and benefits include:

•	a base salary rate typically targeted at or above the market median,

•	an annual incentive opportunity consisting of both cash and equity, typically targeting the 75th percentile when performance goals are met,

•

other equity awards, including equity grants to new hires to attract talented personnel and to compensate them for unvested incentives from prior employment and occasional grants of options/restricted shares to retain our talented employees, and

•	a comprehensive benefits package.

Since 2004, the equity portion of annual incentives has been paid primarily in restricted Company common stock. To encourage retention, the stock generally vests over three years. To account for the restricted nature of the stock, the incentive amount is generally converted to shares based on a 25% discount of the closing price of the Company’s common stock on the date of grant. Thus, for example, if an executive earns an incentive of $100,000 and the closing market price of the Company’s common stock on the date of grant is $34.00, the full value of the stock award would be $133,348 calculated as follows:

$34.00 X 75% = $25.50

$100,000/$25.50 = 3,921.56 rounded up to 3,922 shares

3,922 x $34.00 = $133,348

Compensation Consultant

The Company engaged Watson Wyatt as a compensation consultant during 2004 and 2005. During the first quarter of 2006, management and the Compensation Committee agreed to engage a new consultant to review its compensation practices and to help design a revised incentive compensation plan. After interviewing several firms, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte”) in May 2006. Deloitte reports to the Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. Deloitte assists management in the development of recommendations concerning individual pay levels and the design of incentive compensation programs. Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided by Deloitte affiliates to the Company. We also use Deloitte & Touche LLP for certain accounting, energy trading and risk management services and Deloitte Tax LLP for certain compliance work and tax consulting services; however, the Compensation Committee believes that the provision of these services does not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee’s deliberations about executive and non-employee director compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of the total compensation package, for the Chief Executive Officer, the Chief Operating Officer, the Vice Chairman and each of our Senior Vice Presidents (collectively, the “Executive Officers”). The Compensation Committee endeavors to provide a compensation package for the Executive Officers that is reasonable and competitive. Generally, the components of compensation provided to our Executive Officers are similar to those provided to our general employee population.

Base salaries, annual incentives and other equity awards for the Executive Officers are customarily proposed to the Compensation Committee by the Chief Executive Officer and Chief Operating Officer. These recommendations reflect input from the Human Resources (“HR”) department based on analysis and guidance on best practices provided by the compensation consultant. The Compensation Committee makes the final determination as to base salaries, annual incentives and equity awards for each of the Executive Officers based on Company performance, executive performance and market data.

2006 Executive Compensation

Base Salaries

Base salaries for our Executive Officers and other employees are designed to be comparable to like positions in the marketplace from where we recruit. These competitive salaries are proposed to the Compensation Committee after a review of salary surveys and proxy data provided by our compensation consultant. The Compensation Committee also receives input from the Chief Executive Officer, Chief Operating Officer and our HR department in the form of market intelligence derived from recruitment activities.

The Compensation Committee and management agreed that the appropriate “market” for our Executive Officers was the following group of energy companies:

• Anadarko Petroleum Corporation	• NiSource Inc.
• Apache Corporation	• Noble Energy, Inc.
• Burlington Resources Inc.	• Pogo Producing Company
• Devon Energy Corporation	• Questar Corporation
• El Paso Corporation	• Sempra Energy
• EOG Resources, Inc.	• Southern Union Company
• National Fuel Gas Company	• The Williams Companies, Inc.
• Nicor Inc.	• XTO Energy Inc.

In late 2005, Watson Wyatt compared existing salaries for our Executive Officers to base pay data at the median and 75th percentile of these companies. The Compensation Committee discussed the comparative data and reviewed the contributions of the Executive Officers. It was the Compensation Committee’s assessment that to remain competitive during this key period in our growth, base salaries should be increased. The Chief Executive Officer recommended to the Compensation Committee an increase in base salary for the Chief Operating Officer, the Vice Chairman and the Senior Vice Presidents. He recommended that the Vice Chairman and the Senior Vice Presidents receive the same increase to promote teamwork and cooperation and to recognize that each individual has similar potential to significantly impact the results of the Company. The Compensation Committee subsequently determined and approved the base salary increases listed below for our Executive Officers, including the Chief Executive Officer. These base salary increases became effective on January 1, 2006.

Position	Base Increase (%)	2006 Base Salary ($)
Chairman and Chief Executive Officer	18%	$550,000
President and Chief Operating Officer	6%	$425,000
Vice Chairman	4%	$250,000
Senior Vice President	4%	$250,000

Annual Incentive

Our annual incentive program is designed to reward short-term goals, provide long-term incentives necessary for us to achieve our long-term objectives and allow all employees to be rewarded for their contribution to our growth. The incentive program includes both incentive awards and performance-based awards designed to meet the requirements of Section 162(m) of the Code. Incentive awards may be made in either cash or Company common stock or a combination of both cash and Company common stock.

The annual incentive includes both a short-term component and a long-term component and serves as the total incentive opportunity for each participant. Employees are assigned an annual maximum bonus opportunity, defined as a percentage of salary, at the beginning of the performance period based on competitive compensation data. Generally, the maximums represent the sum of the 75th percentile of both short-term and long-term competitive opportunities for each position. The Compensation Committee and the Section 162(m) Subcommittee review and approve corporate goals and performance goals, respectively, with input from the Chief Executive Officer and Chief Operating Officer.

The Compensation Committee calculates a bonus pool using certain pre-determined financial criteria. The Compensation Committee has the discretion to increase or decrease the bonus pool. Generally, total incentive payout for all employees is limited to the sum of the maximum bonus opportunities even if the bonus pool exceeds that sum. We have historically used two annual financial criteria to determine the size of the pool: stock price appreciation and net asset value growth. Whereas stock price appreciation is a common determinant of incentives by public companies, the use of net asset value growth is not. Because Cheniere’s primary business of operating LNG receiving terminals is currently in development, the more traditional revenue- and earnings-based financial measures are unavailable. Net asset value is generally calculated based on (i) the aggregate valuation of our LNG and related businesses, less (ii) the amount of debt outstanding, divided by (iii) the number of shares of common stock outstanding. The determination of net asset value is subjective; however, it helps align the incentive program with stockholders’ interests. As we begin to generate revenues in 2008, we expect to replace net asset value growth with more traditional financial measures.

In addition, the Compensation Committee reviews management’s assessment as to whether or not the Company has achieved the previous year’s corporate goals, as well as the performance of the Executive Officers. At the conclusion of the assessment, the Committee determines incentive awards, if any, for Executive Officers. The Committee has the discretion to approve annual incentives above the maximum guidelines for Executive Officers other than for performance bonuses governed by Section 162(m) of the Code.

2006 Performance Goals. In order for us to take advantage of the tax deduction under Section 162(m) of the Code, the Compensation Committee established a Section 162(m) Subcommittee, which is described on page 6. In January 2006, the Subcommittee adopted the following threshold performance goals with respect to the Executive Officers for the calendar year, which represents similar financial hurdles that are used in determining the bonus pool:

•	an increase in total stockholder return by 15% or more, and

•	an increase in net asset value per share of 15% or more.

As a condition to the payment of a performance award, at least one of the performance goals had to be achieved for the performance period beginning on January 1, 2006 and ending on December 31, 2006. The Subcommittee retained the discretion to decrease, but not increase, any performance award upon attainment of the performance goals. As a result of discussions with the Chief Executive Officer in March 2006, the Subcommittee approved the following maximum number of phantom shares that could be awarded pursuant to our Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) and payable in cash, Company common stock or both cash and Company common stock.

Position	Maximum 2006 Phantom Shares
Chairman and Chief Executive Officer	100,000
President & Chief Operating Officer	75,000
Vice Chairman	30,000
Senior Vice President	30,000

In January 2007, the Compensation Committee determined that neither of the 2006 performance goals had been achieved; therefore, any awards for 2006 would not qualify as performance-based awards under Section 162(m) of the Code.

2006 Incentive Awards. Our annual incentive plan uses a funding mechanism based on exceeding a 15% increase in a weighted average combining our net asset value and total shareholder return rate. Provided the 15% hurdle rate was achieved, a bonus pool equal to 5% of the excess return over the 15% threshold was created. The performance goals were weighted 2/3 net asset value growth and 1/3 stock price appreciation. The funding mechanism is used as a guide and the Compensation Committee has in past years used its discretion to both increase and decrease the amounts paid out in incentives relative to this calculation.

The changes in total stockholder return and in net asset value growth failed to exceed the 15% hurdle necessary to achieve either of the performance goals required to generate a bonus pool. However, in light of the strong performance in achieving the corporate goals discussed on page 21 and the need to retain all key employees at this critical time in our development, the Compensation Committee decided it was appropriate to award incentive bonuses for 2006. Prior to determining appropriate incentive payouts, Deloitte provided management and the Compensation Committee with updated and broader market comparisons for all positions. The new data suggested to the Compensation Committee that incentive opportunities for our Executive Officers may be below market and an increase should be considered based on several reasons. First, the maximum bonus opportunity for each Executive Officer had not been updated in recent years during which annual and long-term incentives for energy executives have increased substantially, reflecting the strong performance by energy stocks in the market. Second, additional peer companies were added to better represent our competition for executive talent and the stage of our business life cycle. The peer companies used in Deloitte’s compensation analysis were categorized into one of three peer groups, including high performing (growth), select energy and similar business life cycle. The select energy peers are a subset of the high performing peers and are intended to provide a perspective on industry compensation practices.

High Performance Peers	Select Energy Peers	Similar Business Life Cycle Peers
Anadarko Petroleum Corporation	Anadarko Petroleum Corporation	Intuitive Surgical, Inc.
Sempra Energy	Sempra Energy	Gen-Probe Incorporated
Titanium Metals Corporation	Southwestern Energy Company	Human Genome Sciences, Inc.
Southwestern Energy Company	Frontier Oil Corporation	BioMarin Pharmaceutical, Inc.
Chico’s FAS, Inc.	Quicksilver Resources Inc.	Myogen, Inc.
Western Digital Corporation	Holly Corporation	KFx Inc.
Hansen Natural Corporation		Warren Resources, Inc.
Boyd Gaming Corporation		Medis Technologies, Ltd.
PetSmart, Inc.		Royal Gold, Inc.
Scientific Games Corporation		Rentech, Inc.
Ventas, Inc.		Transmeridian Exploration Incorporated
Penn National Gaming, Inc.
Frontier Oil Corporation
Urban Outfitters, Inc.
Thor Industries, Inc.
Quicksilver Resources Inc.
NutriSystem, Inc.
Holly Corporation
Sierra Health Services, Inc.
Tractor Supply Company
Corrections Corp of America

The updated market comparison provided by Deloitte was reviewed by the Chief Executive Officer and Chief Operating Officer, the Vice President-HR and the Chairman of the Compensation Committee. As a result, on January 5, 2007, the Compensation Committee established new maximum bonus opportunities for 2006 incentive awards for the Executive Officers. The revised maximum percentages below were based on a blend of the 75th percentile annual and long-term incentive opportunities derived from market data using both peer data and published survey data. The maximum represents the entire incentive opportunity, both short- and long-term, for our Executive Officers. This differs from most of our peers, who generally have a separate annual and long-term incentive opportunities for their executives.

Position	Maximum 2006 Bonus Opportunity (percentage of base salary)
Chairman and Chief Executive Officer	500%
President and Chief Operating Officer	400%
Vice Chairman	300%
Senior Vice President	300%

Before the Compensation Committee determined 2006 bonus payouts, the Chief Operating Officer reviewed the status of the 2006 corporate goals, which included:

•	Construction of the Sabine Pass LNG receiving terminal on schedule and on budget

•	Completion of necessary permitting for Phase 2 of the Sabine Pass LNG receiving terminal

•	Completion of a financing that would provide us future financing flexibility

•	Initiation of the Sabine Pass and Creole Trail pipeline projects

•	Initiation of commercial business for the marketing segment and implementation of a risk policy

•	Completion of major information systems implementation critical to begin operations

•	Establishment of a document retention program

•	Completion of site work at the Corpus Christi LNG receiving terminal below budget

•	Recruitment of key staff members

Based on this information, the Compensation Committee agreed with management’s recommendation that all employees should be eligible for bonus payouts that were up to 62.5% of the individual’s maximum bonus opportunity. The Compensation Committee also approved individual bonus awards to each Executive Officer of 62.5% of the individual’s revised maximum bonus opportunity. The Compensation Committee agreed with the recommendation of the Chief Executive Officer and the Chief Operating Officer that payment of the incentive awards to Executive Officers be made 100% in restricted stock, vesting 33% each year beginning on the first anniversary of the date of grant. The number of shares of restricted stock granted was determined based on the closing price of the Company’s common stock on January 12, 2007 ($27.75), the date of grant, discounted by 25% ($20.81), which resulted in an increase of approximately 33% in the aggregate value of the bonus award (see page 17 for an explanation of the calculation). A discount was applied to recognize the inherent risk in holding restricted stock over the three-year vesting period in a company that has a limited operating history. Each of the named executive officers for the fiscal year ended December 31, 2006 was granted on January 12, 2007 the following restricted shares of Company common stock:

Name	Restricted Shares Granted
Charif Souki	82,583
Stanley C. Horton	51,051
Zurab S. Kobiashvili	22,523
Keith M. Meyer	22,523
Don A. Turkleson	22,523

Equity Awards

Overview

We may grant restricted stock, stock options and other equity-based awards to employees, consultants and non-employee directors under our 2003 Plan. As previously mentioned, our annual grants of equity awards are tied to the achievement of our annual performance objectives. Equity awards are also used for new hire incentives. We do not have a formal policy for the timing of granting equity awards but do not time equity awards to increase the economic value of the award to plan participants.

The Board has authorized the Chief Executive Officer and the Chief Operating Officer to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. The Board has also established an Equity Grant Committee and has appointed the Chief Executive Officer as the sole member of that Committee to act on behalf of the Board and the Compensation Committee in granting equity-based awards, including restricted stock and stock options, to eligible employees and consultants (other than Executive Officers). Restricted stock awards made by the Equity Grant Committee in a calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients. Stock option awards made by the Chief Executive Officer, the Chief Operating Officer and Equity Grant Committee in a calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients.

We do not currently intend to grant stock options except under limited circumstances, including stock options granted to a director upon his or her initial election to the Board. Under the provisions of the 2003 Plan, stock options cannot be granted at an exercise price of less than the closing price of a share of the Company’s common stock as reported on AMEX on the date of grant of such stock options. All equity grants to Executive Officers must be approved by the Compensation Committee or a subcommittee thereof. Stock options granted to members of the Board must be approved by the Compensation Committee, Section 162(m) Subcommittee or the Board.

New Employee Equity Grants

All new non-executive employees receive an award of restricted stock. Our exempt employees receive their grants on the first day of the month following the month they commence employment, and our non-exempt employees receive their grants on the first day of the month following their six-month anniversary. All new-hire restricted stock grants vest 25% each year over a four-year period beginning on the first anniversary of the date of grant unless another vesting period is required under the laws of another country where the employee works. The HR department prepares a list of awards for new non-executive employees and submits it to the Chief Executive Officer for approval prior to the last business day of each month.

Retention Plan

In 2005, the Compensation Committee granted stock options to certain Executive Officers and other key employees in an effort to encourage retention through this crucial development stage. The options vest 33% equally on the fourth through sixth anniversaries of the grant date. The exercise price of each of the grants was set at or above the closing price of the Company’s common stock on the date of grant. The Chief Executive Officer’s grant consisted of three tranches with escalating exercise prices. The first tranche of 400,000 stock options had an exercise price of $36.25, the next tranche of 400,000 stock options had a $60.00 exercise price and the final tranche of 100,000 stock options had a $90.00 exercise price. The size of the 2005 stock option package to the Chief Executive Officer was greater than could be awarded under the 2003 Plan. Therefore, on March 10, 2006, the Section 162(m) Subcommittee approved that portion of the Chief Executive Officer’s grant that could not be awarded in 2005. The Chief Executive Officer received 300,000 stock options with an exercise price of $90.00 per share. The closing price of the Company’s common stock on March 10, 2006, the date of this grant, was $40.45. The options vest 33% equally on the fourth through sixth anniversaries of the grant date.

Perquisites

Perquisites are not provided to our officers. However, in March 2006, we employed an individual to assist the Chief Executive Officer in personal matters so that he could continue to devote his full attention to pursuing the Company’s business strategy. Because the Chief Executive Officer’s duties require him to spend a significant amount of time traveling, the Compensation Committee determined that the personal assistant was a reasonable perquisite. The assistant spends a portion of his time providing personal services to the Chief Executive Officer and the remainder of time dedicated to Company projects. In addition, in July 2006, the Committee approved a payment that had been made by the Company for commercial air travel expenses incurred by the Chief Executive Officer’s wife in the amount of $11,075. We pay for charter flights that the Chief Executive Officer takes for business purposes. The Chief Executive Officer’s spouse is permitted to fly on such charter flights at no additional cost to us.

Benefits

We provide the same level of benefits to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified savings plan pursuant to which we match 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits. In addition, employees are covered by long-term disability, life and accidental death and dismemberment and voluntary life insurance. We also provide a Section 125 Cafeteria Plan for our employees. We have not entered into any employment agreements or change of control severance agreements with any U.S.-based executive officers.

Accounting and Tax Implications

Our annual incentive plan is designed to grant stock awards that are performance-based compensation expense that is fully deductible for federal income tax purposes. However, as previously discussed, the 2006 annual executive incentive awards did not qualify as performance-based incentives and, therefore, are subject to deduction limitations under Section 162(m) of the Code. When the awards vest or are otherwise includible in the taxable compensation of the affected executives, we may not be able to recognize current or future tax benefits that may otherwise be available to the Company related to such awards. We began expensing equity awards in 2006 in accordance with FAS 123(R). In general, the accounting rules did not impact the types of equity awards granted to plan participants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Keith F. Carney, Chairman

Vicky A. Bailey

Nuno Brandolini

John M. Deutch

Paul J. Hoenmans

David B. Kilpatrick

J. Robinson West

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company’s named executive officers for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Charif Souki Chairman and Chief Executive Officer	2006	$550,000	—	$624,750	$4,104,622	—	—	$45,819	$5,325,191
Stanley C. Horton President and Chief Operating Officer	2006	$425,000	—	$155,554	$2,079,341	—	—	$13,950	$2,673,845
Zurab S. Kobiashvili Senior Vice President and General Counsel	2006	$250,000	—	$154,922	$ 983,364	—	—	$14,400	$1,402,686
Keith M. Meyer Senior Vice President—Marketing	2006	$250,000	—	$219,818	$ 764,912	—	—	$14,400	$1,249,130
Don A. Turkleson Senior Vice President and Chief Financial Officer	2006	$250,000	—	$219,818	$ 730,780	—	—	$14,400	$1,214,998

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R) of awards made pursuant to the 2003 Plan excluding any reduction in value due to potential service-based forfeitures, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 19 to the Company's audited financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2007.
(2)	Cheniere does not provide either a pension plan or a nonqualified deferred compensation plan for any of its employees.
(3)	This column reflects the following for each named executive officer:

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($) (A)	Company Contributions to Retirement and 401(k) Plans ($) (B)	Total ($)
Charif Souki	2006	$44,619(C)	$1,200	$0	$45,819
Stanley C. Horton	2006	—	$1,200	$12,750	$13,950
Zurab S. Kobiashvili	2006	—	$1,200	$13,200	$14,400
Keith M. Meyer	2006	—	$1,200	$13,200	$14,400
Don A. Turkleson	2006	—	$1,200	$13,200	$14,400

(A)	Insurance premiums payable for basic term life policy with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company.
(B)	These amounts reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Cheniere Energy, Inc. Retirement Plan, which is more fully described on page 23 under the heading “Benefits.”
(C)	This amount reflects the cost paid by the Company for commercial air travel expenses incurred by Mr. Souki's wife and for the aggregate incremental cost to the Company attributable to the personal use of an assistant provided by the Company to Mr. Souki. The cost of Mr. Souki's personal use of an assistant is $33,544, which is computed as a percent of the total compensation and benefits cost to the Company for the assistant including base salary, bonus and employer-paid benefits.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information about grants made to the Company’s named executive officers in 2006 pursuant to the 2003 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki	01/03/2006	—	—	—	—	—	—	23,866	—	—	$ 899,987
	03/10/2006	—	—	—	—	—	—	—	300,000	$90.00	$6,988,530
Stanley C. Horton	01/03/2006	—	—	—	—	—	—	12,375	—	—	$ 466,661
Zurab S. Kobiashvili	01/03/2006	—	—	—	—	—	—	8,486	—	—	$ 320,007
Keith M. Meyer	01/03/2006	—	—	—	—	—	—	8,486	—	—	$ 320,007
Don A. Turkleson	01/03/2006	—	—	—	—	—	—	8,486	—	—	$ 320,007

(1)	The number in this column reflects the restricted stock awarded on January 3, 2006 pursuant to the 2003 Plan. The restricted stock vests one-third on each of the first, second and third anniversaries of the date of grant.
(2)	Mr. Souki received this retention grant on March 10, 2006. The option exercise price is $90.00 per share. The closing price of the Company's common stock on the date of grant was $40.45. The options vest annually over a three-year period beginning on March 10, 2010 and expire on March 10, 2016.
(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R) of awards made pursuant to the 2003 Plan excluding any reduction in value due to potential service-based forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects all outstanding equity awards held by the Company’s named executive officers as of December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Charif Souki	—		400,000	(2)	—	$36.250	03/14/2015	13,528(8)	$390,553	—	—
	—		400,000	(2)	—	$60.000	03/14/2015	23,866(9)	$689,011	—	—
	—		100,000	(2)	—	$90.000	03/14/2015	—	—	—	—
	—		300,000	(3)	—	$90.000	03/10/2016	—	—	—	—
Stanley C. Horton	75,000	(4)	225,000	(4)	—	$29.250	04/18/2015	12,375(9)	$357,266	—	—
	—		300,000	(5)	—	$29.250	04/18/2015	—	—	—	—
Zurab S. Kobiashvili	1		33,332	(6)	—	$6.185	05/10/2009	2,306(8)	$66,574	—	—
	—		33,332	(7)	—	$6.920	05/26/2009	8,486(9)	$244,990	—	—
	—		200,000	(2)	—	$36.250	03/14/2015	—	—	—	—
Keith M. Meyer	166,666		—		—	$0.925	04/22/2008	4,810(8)	$138,864	—	—
	—		—		—	—	—	8,486(9)	$244,990	—	—
	—		200,000	(2)	—	$36.250	03/14/2015	—	—	—	—
Don A. Turkleson	—		200,000	(2)	—	$36.250	03/14/2015	4,810(8)	$138,864	—	—
	—		—		—	—	—	8,486(9)	$244,990	—	—

(1)	The closing price of Cheniere’s common stock on December 29, 2006 of $28.87 was used in the calculations.
(2)	The options were granted on March 14, 2005 and vest equally over three years on the anniversary of the date of grant beginning on March 14, 2009.
(3)	The options were granted on March 10, 2006 and vest equally over three years on the anniversary of the date of grant beginning on March 10, 2010.
(4)	The options were granted on April 18, 2005 and vest equally over four years on the anniversary of the date of grant beginning on April 18, 2006.
(5)	The options were granted on April 18, 2005 and vest equally over three years on the anniversary of the date of grant beginning April 18, 2009.
(6)	The options were granted on May 10, 2004 and vest on May 10, 2007.
(7)	The options were granted on May 26, 2004 and vest on May 26, 2007.
(8)	The restricted shares were granted on November 15, 2004 and vest on November 15, 2007.
(9)	The restricted shares were granted on January 3, 2006 and vest equally over three years on the anniversary of the date of grant beginning on January 3, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table reflects the stock options exercised by the Company’s named executive officers during 2006 and their restricted stock that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charif Souki	33,333	$1,219,821	80,194	$2,931,106
Stanley C. Horton	—	—	—	—
Zurab S. Kobiashvili	66,667	$1,763,175	2,306	$ 63,945
Keith M. Meyer	—	—	24,810	$ 900,181
Don A. Turkleson	—	—	24,810	$ 900,181

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As of December 31, 2006, the Company had not entered into any employment agreements or change of control severance agreements with any U.S.-based executive officers, including the named executive officers. However, a number of the restricted stock grants have accelerated vesting upon the termination of employment due to the removal from or failure to re-elect the officer to the position in which the officer last served; assignment of any duties, responsibilities, or reporting requirement that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; a material reduction in the officer’s compensation or benefits; or, a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston, Texas. The following table shows potential accelerated vesting of existing restricted stock grants assuming the triggering event occurred on December 29, 2006. The value of the accelerated vesting of restricted stock shown in the table assumes a December 29, 2006 termination date and uses the closing price of our common stock of $28.87 (as reported on AMEX on December 29, 2006). The actual value of the restricted stock can only be determined at the time such executive leaves the Company.

Name	Date of Grant	Number of Restricted Shares	Benefit	Termination Without Cause	Termination with Good Reason	Termination, Resignation or Removal w/in One Year of Change in Control	Voluntary Termination	Death or Disability	Other
Charif Souki (1)	11/15/2004	13,528	Vesting	$390,553	$390,553	$390,553	—	$390,553	—
	1/3/2006	23,866	Vesting	$689,011	$689,011	$689,011	—	$689,011	—
Stanley C. Horton	1/3/2006	12,375	Vesting	$357,266	$357,266	$357,266	—	$357,266	—
Zurab S. Kobiashvili	11/15/2004	2,306	Vesting	$66,574	$66,574	$66,574	—	$66,574	—
	1/3/2006	8,486	Vesting	$244,990	$244,990	$244,990	—	$244,990	—
Keith M. Meyer	11/15/2004	4,810	Vesting	$138,865	$138,865	$138,865	—	$138,865	—
	1/3/2006	8,486	Vesting	$244,990	$244,990	$244,990	—	$244,990	—
Don A. Turkleson	11/15/2004	4,810	Vesting	$138,865	$138,865	$138,865	—	$138,865	—
	1/3/2006	8,486	Vesting	$244,990	$244,990	$244,990	—	$244,990	—

(1)	Mr. Souki has 1,200,000 stock options that provide that vesting may be accelerated by approval of the Board of a successor to Mr. Souki as CEO, but no earlier than March 14, 2008.

In March 2007, the Section 162(m) Subcommittee approved an amendment to certain outstanding stock option agreements to provide for accelerated vesting of any outstanding unvested stock options upon termination, of employment of the optionee within one year from the effective date of a change of control of the

Company, as defined in the 2003 Plan. If such amended stock option agreements had been in effect on December 29, 2006 and the named executive officers had been terminated on that date and the date was within one year of a change of control, the unvested stock options held by each of the terminated named executive officers would have vested. However, they would have received no additional value because all of the unvested stock options were out-of-the-money.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, if the amount involved exceeds $120,000.

In 2005, the Board of Directors unanimously approved the terms of a charter letter provided by an unrelated third-party entity, Western Airways, Inc., specifying the terms under which it would provide for charter to the Company a Challenger 600 aircraft. One of the Challenger 600 aircraft which may be provided for such services is owned by Bramblebush, LLC. Bramblebush, LLC is owned and/or controlled by the Company’s Chairman of the Board and Chief Executive Officer, Charif Souki. The Company’s Code of Business Conduct and Ethics prohibits potential conflicts of interest. Upon the recommendation of the Audit Committee, which determined that the terms of the charter letter are fair to and in the best interests of the Company, the Board granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to charter the Challenger 600 aircraft.

In December 2003, Cheniere LNG Services, Inc. (“Cheniere LNG”), a wholly-owned subsidiary of Cheniere, entered into a shareholders’ agreement with J & S Group S.A. (which subsequently assigned the agreement to Mercuria Energy Holding B.V., formerly J & S Energy Holding B.V.) regarding the ownership and operation of J & S Cheniere S.A. (“J & S”). Investors Administration Services Ltd. (“IAS”), which is owned or controlled by the brother of Charif Souki, Cheniere’s Chairman of the Board of Directors and Chief Executive Officer, had a consulting agreement which was terminated in February 2007 with J & S which required IAS to assist J & S in managing its affairs. IAS received an annual fee of $250,000 plus any applicable taxes for services rendered. In January 2004, J & S paid the Company $1 million for an option to acquire LNG regasification capacity at each of the Company’s Sabine Pass and Corpus Christi LNG receiving terminals. Cheniere LNG owns a minority interest in the stock of J & S.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and AMEX reports in ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2006, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met on a timely basis, except for a late Form 4 filing by each of Keith Teague and Craig Townsend in December 2006 in connection with the withholding of shares for the payment of taxes relating to the vesting of restricted stock.

Stockholder Proposals

Management anticipates that the Company’s 2008 annual stockholders’ meeting will be held during May 2008. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2008 annual stockholders’ meeting must submit the proposal to the Company on or before December 14, 2007. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2008 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Availability of Annual Report

The Company is including with this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for copies should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

By Order of the Board of Directors,

Anne V. Vaughan
Corporate Secretary

April 16, 2007

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2007

The undersigned hereby appoints Charif Souki, Don A. Turkleson and Anne V. Vaughan, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Friday, May 25, 2007 at 9:00 a.m., Houston, Texas time, and at any adjournment thereof.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders

CHENIERE ENERGY, INC.

May 25, 2007

Please Detach and Mail in the Envelope Provided

A Please mark your votes.

1. ELECTION OF DIRECTORS		NOMINEES: Vicky A. Bailey, David B. Kilpatrick and J. Robinson West
FOR election (except as indicated below)	WITHHOLD authority to vote for all nominees listed at right

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.

    FOR        AGAINST        ABSTAIN

3.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

    FOR        AGAINST        ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 2 AND 3.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature(s) of Stockholder:                                                                                   Dated this          day of                                 , 2007.

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.